Exhibit 7.1

Apptio, Inc.

Lock-Up Agreement

[Date]

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                   Incorporated

c/o Goldman, Sachs & Co.

200 West Street

New York, NY 10282-2198

Re:	Apptio, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with Apptio, Inc., a Delaware corporation (the “Company”), providing for a public offering (the “Public Offering”) of the Common Stock of the Company (the “Shares”) pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. If the undersigned is an officer or director of the issuer, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in the offering. In addition, the undersigned agrees that, without the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities LLC on behalf of the Underwriters, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any of the Undersigned’s Shares.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 180 days after the public offering date set forth on the final prospectus (the “Prospectus”) used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement.

Notwithstanding the foregoing, the undersigned may (a) transfer the Undersigned’s Shares:

i.    to the Underwriters pursuant to the Underwriting Agreement;

ii.    acquired in open market transactions after the completion of the Public Offering;

iii.    as a bona fide gift or charitable contribution;

iv.    to an immediate family member or a trust for the direct or indirect benefit of the undersigned or such immediate family member of the undersigned;

v.    by will or intestacy; provided, however that, if required, any public report or filing under Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”) shall clearly indicate in the footnotes thereto that the filing relates to the transfer of shares by will or intestacy;

vi.    pursuant to a domestic relations order, divorce decree or court order; provided, however that, if required, any public report or filing under Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the transfer of shares pursuant to a domestic relations order, divorce decree or court order;

vii.    limited partners, general partners, members, stockholders or holders of similar equity interests, or other business entity that controls, is controlled by or managed by or is under common control with the undersigned;

viii.    if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

ix.    to the Company in connection with the repurchase of the Undersigned’s Shares in connection with the termination of the undersigned’s employment with the Company pursuant to contractual agreements with the Company; provided, however that, if required, any public report or filing under Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the transfer of shares in connection with the repurchase of the Undersigned’s Shares in connection with the termination of the undersigned’s employment with the Company pursuant to contractual agreements with the Company;

x.    through the disposition or forfeiture of the Undersigned’s Shares to the Company to satisfy any income, employment or tax withholding and remittance obligations of the undersigned or the employer of the undersigned in connection with the vesting of restricted stock, restricted stock units or other incentive awards settled in Shares held by the undersigned, provided that such restricted stock, restricted stock units or other incentive awards were granted under a stock incentive plan, stock purchase plan or pursuant to a contractual employment arrangement described in the Prospectus and were outstanding as of the date of the Prospectus; provided, however that, if required, any public report or filing under Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the transfer of shares through the disposition or forfeiture of the Undersigned’s Shares to the Company to satisfy any income, employment or tax withholding and remittance obligations of the undersigned or the employer of the undersigned in connection with the vesting of restricted stock, restricted stock units or other incentive awards settled in Shares held by the undersigned;

xi.    to the Company through the exercise of a stock option granted under a stock incentive plan or stock purchase plan described in the Prospectus by the undersigned, and the receipt by the undersigned from the Company of shares of the Company’s Common Stock upon such exercise, insofar as such option is outstanding as of the date of the Prospectus and the exercise period for such option expires during the Lock-Up Period, provided that the underlying Shares shall continue to be subject to the restrictions on transfer set forth in this letter agreement and, provided, further that, if required, any public report or filing under Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the exercise of a stock option, that no shares were sold by the reporting person and that the shares received upon exercise of the stock option are subject to a lock-up agreement with the Underwriters;

xii.    pursuant to a merger, consolidation or other similar transaction involving a Change of Control of the Company and approved by the Company’s board of directors, provided that, in the event that such Change of Control transaction is not completed, this clause (a)(xii) shall not be applicable and the Undersigned’s Shares shall remain subject to the restrictions contained in this letter agreement; or

xiii.    with the prior written consent of each of Goldman, Sachs & Co. and J.P. Morgan Securities LLC on behalf of the Underwriters.

or (b) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of the Undersigned’s Shares, provided that (i) such plan does not provide for the transfer of Shares during the Lock-Up Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of the Undersigned’s Shares may be made under such plan during the Lock-Up Period.

In addition, in the case of clauses (a)(iii) - (viii) above, it shall be a condition to such transfer that each transferee, donee or distributee sign and deliver a lock up letter substantially in the form of this letter; and, provided, further that (A) in the case of clauses (a)(ii), (iii), (iv), (vii) and (viii) above, no filing under Section 16(a) of the Exchange Act (other than a required Form 5 filing that includes a statement indicating the reason for such transfer and is filed after the 45th day following the Public Offering Date) or other public announcement, reporting a reduction in beneficial ownership of the Undersigned’s Shares, shall be required or shall be voluntarily made during the Lock-Up Period and (B) in the case of clauses (a)(v), (vi), (ix) and (x) above, (1) no filing under Section 16(a) of the Exchange Act or other public announcement, reporting a reduction in beneficial ownership of the Undersigned’s Shares, shall be required or shall be voluntarily made during the period commencing on the Public Offering Date and ending on the 45th day after the Public Offering Date; and (2) no filing under Section 16(a) of the Exchange Act or other public announcement, reporting a reduction in beneficial ownership of the Undersigned’s Shares, shall be voluntarily made during the Lock-Up Period.

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin. “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an Underwriter pursuant to the Public Offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold at least 50% of the outstanding voting securities of the Company (or the surviving entity) and for the avoidance of doubt, the Public Offering is not a Change of Control.

The undersigned now has, and, except as contemplated by clauses (a) and (b) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

If the undersigned is an officer or director of the Company, (i) Goldman, Sachs & Co. and J.P. Morgan Securities LLC agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, Goldman, Sachs & Co. and J.P. Morgan Securities LLC will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Goldman, Sachs & Co. and J.P. Morgan Securities LLC hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding anything to the contrary contained herein, this Lock-Up Agreement will automatically terminate and the undersigned will be released from all of his, her or its obligations hereunder upon the earliest to occur, if any, of (i) prior to the execution of the Underwriting Agreement, the Company advises the Representatives in writing that it has determined not to proceed with the Public Offering, (ii) the Company files an application to withdraw the registration statement related to the Public Offering, (iii) the Underwriting Agreement is executed but is terminated (other than the provisions thereof which survive termination) prior to payment for and delivery of the Shares to be sold thereunder, or (iv) June 30, 2016, in the event that the Underwriting Agreement has not been executed by such date; provided, however, that the Representatives or the Company may, by written notice to you prior to such date, extend such date for a period of up to three additional months.

The undersigned and the Representatives hereby consent to receipt of this letter agreement in electronic form and understand and agree that this letter agreement may be signed electronically. In the event that any signature is delivered by facsimile transmission, electronic mail, or otherwise by electronic transmission evidencing an intent to sign this letter agreement (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), such facsimile transmission, electronic mail or other electronic transmission shall create a valid and binding obligation of the undersigned with the same force and effect as if such signature were an original. Execution and delivery of this letter agreement by facsimile transmission, electronic mail or other electronic transmission is legal, valid and binding for all purposes.

The undersigned understands that the Company and the Underwriters are relying upon this letter agreement in proceeding toward consummation of the offering. The undersigned further understands that this letter agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns. This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

[signature page follows]

Very truly yours,

Name of Security Holder (Print exact name)

By:
Signature

If not signing in an individual capacity:

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)

(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

[Signature Page to Lock-Up Agreement]